Exhibit 99.1

NEWS RELEASE

OptimumBank Holdings, Inc. (OPHC-NASDAQ) Announces Successful Acquisition of Remaining TruPS

Fort Lauderdale, FL, July 30, 2021 -- OptimumBank Holdings, Inc. (the “Company”), the parent company of OptimumBank, announced that it has successfully completed the acquisition of all of its remaining trust preferred securities (TruPS) pursuant to its previously announced exchange offer for the TruPS.

The Company issued 689,572 shares of its common stock in exchange for TruPS with an outstanding principal balance of $2,068,716. The persons receiving shares included two entities controlled by Chan Heng Fai Ambrose and Michael Blisko, who serve as directors of the Company. The shares of common stock issued in exchange for the TruPS were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

The TruPS were originally issued by a trust (the “Trust”) formed by the Company in 2004 for the purposes of raising capital for OptimumBank. At that time, the Trust raised $5,000,000 through the sale of 5,000 TruPS to a third party investor. The proceeds from the sale of the TruPS were loaned by the trust to the Company, which utilized this amount to increase the capital of OptimumBank.

In 2018, a company affiliated with Moishe Gubin, the Chairman of the Company, acquired all of the TruPS. This company subsequently transferred the TruPS to third parties. Since 2018 the Company has engaged in a series of transactions to acquire the TruPS in exchange for shares of the Company’s common stock.

The completion of the acquisition of the TruPS will allow the Company to terminate the Trust and cancel the TruPS and the related loan from the Trust to the Company. The net effect will be to increase the Company’s stockholders’ equity. The elimination of the TruPS is expected to enhance the Company’s ability to raise additional; equity and to continue the growth of OptimumBank.

The Company’s Chairman, Moshe Gubin, noted that: “The acquisition and cancellation of the TruPS is an instrumental component in the Company’s plan to rationalize Company’s capital structure so that is can better support the Company’s business objectives of continued growth in assets, income and stockholders’ equity. It will also directly support the Company’s efforts to maintain its capital in accordance with regulatory standards.”

The Company continues to take steps to increase its equity. Since the beginning of the 2020 fiscal year, the Company has raised more than $19.5 million through the sale of preferred and common stock, including the sale of $5.0 million in common stock in the second quarter of 2021.

The shares of the Company’s common stock and preferred stock are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Safe Harbor Statement:

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third-party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. OptimumBank Holdings, Inc.’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward looking statements speak only as to the date they are made and OptimumBank Holdings, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.